Exhibit 99.1

PRESS RELEASE For Immediate Distribution Contact: Brooke Sundermier, Champion Management 972.930.9933; bsundermier@championmgt.com

RAVE Restaurant Group Names Clint Fendley New Vice President of Finance
Former 7-Eleven executive to serve as principal financial officer for parent company of Pizza Inn and Pie Five Pizza Co.

DALLAS (Jan. 7, 2020) – RAVE Restaurant Group, Inc. (NASDAQ: RAVE), the parent company of Pizza Inn and Pie Five Pizza Co., announced today the hiring of Clint Fendley as its vice president of finance, effective immediately.

“We are very excited to welcome Clint to the RAVE team,” said Brandon Solano, CEO of RAVE Restaurant Group. “He brings extensive and impressive financial experience to RAVE. As a leader with a proven track record of success in retail, service and global banking companies, we look forward to having him help improve our company as he becomes a key business partner to me and the rest of our executive team.”

Fendley began his finance career as an auditor for Price Waterhouse LLP. He also served as a senior research analyst at Davenport & Company, LLC, an investment advisory and wealth management firm, before becoming the company’s first vice president in 2009.

Most recently, Fendley worked for 7-Eleven, where he started as senior financial analyst and was promoted to international finance manager after his first year. He was then named data analytics and strategy manager of new concepts before joining the RAVE team.

“I’m honored and thrilled to take on this role at RAVE,” Fendley said. “I believe I can add a tremendous amount of value to the organization, so I can’t wait to get started.  I’m looking forward to optimizing the financial performance and accelerating the growth trajectory of Pizza Inn and Pie Five. I look forward to a strong beginning in 2020 with an exceptional executive team at my side.”

About RAVE Restaurant Group, Inc.
Founded in 1958, Dallas-based RAVE Restaurant Group, Inc. [NASDAQ: RAVE] owns, operates, franchises and/or licenses 261 Pie Five Pizza Co. and Pizza Inn restaurants and Pizza Inn Express kiosks domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas and desserts. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn Express, or PIE, is developing unique opportunities to provide freshly made pizza from non-traditional outlets. The Company's common stock is listed on the Nasdaq Capital Market under the symbol "RAVE." For more information, please visit www.raverg.com.

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